UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.     )

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☐	Definitive Proxy Statement
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☒	Soliciting Material under §240.14a-12

BOINGO WIRELESS, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Copies to:

Ilan Lovinsky, Esq.

Ryan Gunderson, Esq.

Gunderson Dettmer Stough Villeneuve

Franklin & Hachigian, LLP

3570 Carmel Mountain Rd., Suite 200

San Diego, CA 92130

(858) 436-8000

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Boingo Wireless, Inc., a Delaware corporation (“Boingo” or the “Company”), is filing materials contained in this Schedule 14A with the U.S. Securities and Exchange Commission (“SEC”) in connection with the solicitation of proxies from its stockholders in connection with its 2016 Annual Meeting of Stockholders, to be held on June 9, 2016 at 10:30 a.m. local time at the Hotel Palomar located at 10740 Wilshire Boulevard, Los Angeles, California, 90024 and at any and all adjournments, postponements or reschedulings thereof (the “2016 Annual Meeting”).  The Company filed a definitive proxy statement with the Securities and Exchange Commission on April 28, 2016 and mailed the definitive proxy statement to its stockholders (the “Boingo Proxy Statement”).

Press Release Issued on May 10, 2016

Attached hereto is a press release issued by Boingo on May 10, 2016, which included a letter to stockholders encouraging them to vote the WHITE proxy card provided by Boingo’s Board of Directors (the “Board”).  In the letter, Boingo provided information about its first quarter 2016 financial results and highly qualified and very experienced nominees, and encouraged Boingo stockholders to vote for the Board’s nominees and reject the nominees presented by four individual stockholders, together with a new hedge fund affiliated with two of the stockholders, Ides Capital (collectively, the “Ides Group”).

Important Additional Information And Where To Find It

In connection with its solicitation of proxies for the 2016 Annual Meeting of Stockholders, Boingo has filed with the SEC and mailed to stockholders the Boingo Proxy Statement together with a WHITE proxy card. Boingo, its directors and its executive officers are deemed to be participants in the solicitation of proxies from stockholders in connection with the 2016 Annual Meeting. Information regarding the interests of such participants is included in the Boingo Proxy Statement and other relevant documents filed and to be filed by the Company with the SEC in connection with the proxy solicitation. To the extent holdings of Boingo’s securities change from the amounts shown in the Boingo Proxy Statement, such changes will be reflected on Statements of Change in Ownership on Form 4 filed with the SEC.

INVESTORS AND STOCKHOLDERS ARE STRONGLY ENCOURAGED TO READ THE BOINGO PROXY STATEMENT AND THE ACCOMPANYING WHITE PROXY CARD AND OTHER DOCUMENTS FILED BY BOINGO WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE AS THEY WILL CONTAIN IMPORTANT INFORMATION.

Stockholders may be able to obtain an additional copy of Boingo Proxy Statement, any amendments or supplements thereto, the accompanying WHITE proxy card, and other documents filed by Boingo with the SEC for no charge at the SEC’s website at www.sec.gov. Copies will also be available at no charge at the Investor Relations section of the Company’s corporate website at www.boingo.com, by writing to the Company’s Corporate Secretary at Boingo Wireless, 10960 Wilshire Blvd., 23rd Floor, Los Angeles, California 90024, or by calling the Company’s Corporate Secretary at (310) 586-5180.

FOR IMMEDIATE RELEASE

Boingo Wireless Mails Letter to Stockholders Highlighting Strong First Quarter 2016 Results and Significant Progress in Strategic Transformation

Poised to Realize Benefits of Ambitious Three-Year Transformation Overseen by Experienced Board and Driven by Prudent Capital Investment, Industry Expertise and Consistent Execution

The Ides Group’s Self-Serving Agenda Would Disrupt Execution of Transformation and Put Stockholders’ Investments at Risk

Boingo Recommends Stockholders Vote “FOR” Your Highly Qualified Boingo Wireless Director Nominees on the WHITE Proxy Card

LOS ANGELES, Calif. — May 10, 2016 — Boingo Wireless (NASDAQ: WIFI) (the “Company”), the leading distributed antenna system (“DAS”) and Wi-Fi provider that serves consumers, carriers and advertisers worldwide, today announced that it is mailing a letter to stockholders in connection with the Company’s 2016 Annual Meeting of Stockholders to be held on June 9, 2016. Boingo stockholders of record at the close of business on April 13, 2016, are entitled to vote at the 2016 Annual Meeting of Stockholders. This letter and other materials regarding the Board of Directors’ recommendation for the 2016 Annual Meeting can be found on the Investor Relations section of the Company’s corporate website at www.boingo.com.

The full text of the letter is below:

May 10, 2016

Dear Fellow Stockholder,

The Company’s 2016 Annual Meeting of Stockholders, scheduled for June 9, 2016, is fast approaching and you have an important role to play in the future of Boingo.

BOINGO’S TRANSFORMATION STRATEGY IS DELIVERING STRONG FINANCIAL PERFORMANCE

BOINGO REPORTED OUTSTANDING FIRST QUARTER 2016 RESULTS

Over the past three years, Boingo’s Board and management team have executed an ambitious transformation to become a global leader in Distributed Antenna Systems (“DAS”), Wi-Fi and Military broadband. The success of this transformation has required prudent capital investment, industry expertise and consistent execution.

As you can see from the very strong financial results we just announced, this plan is bearing fruit. However, Ides Capital, together with a group of individuals (together, the “Ides Group”), wants to derail this progress by electing two under-qualified and unproven candidates to your Board. The Boingo Board strongly believes that Ides Capital, which is a new hedge fund that holds no shares of Boingo and has no prior track record, has its own self-serving agenda and could disrupt the execution of your company’s transformation.

To elect the Boingo Board of Directors’ nominees, we encourage you to vote today by telephone, Internet, or by signing and dating the enclosed WHITE proxy card and returning it in the postage-paid envelope provided.

Your Board and management team believe they have positioned Boingo for continued value creation by, among other things, investing heavily in building out our high density networks, including DAS and Wi-Fi. In doing so, we have delivered consistent growth, including strong year-over-year revenue growth of 17% in 2015 and a 45% year-over-year increase in Adjusted EBITDA in 2015.

Our momentum continues and is clearly reflected in our first quarter 2016 results, with first quarter revenue growing 17.4% year-over-year to $34.5 million, above mean analyst consensus(1).

In its first quarter of 2016, Boingo also achieved:

•                  Double-digit revenue growth for the second consecutive year;

•                  Revenue at the high-end or above the Company’s guidance range for the ninth consecutive quarter;

•                  Adjusted EBITDA growth of 61% year-over-year, exceeding the high end of the Company’s guidance range;

•                  Year-over-year gross margin improvement of at least 150 basis points for the third consecutive quarter; and

•                  Year-over-year EBITDA margin expansion for the third consecutive quarter.

In addition, more than 45% of revenue as of the first quarter of 2016 is the result of new products that have been introduced since 2012 as part of the Board and management’s transformation strategy.

Further, Boingo expects to be free cash flow positive in the second half of 2016.

We believe that stockholders and the market recognize our continued successful execution, as evidenced by our stock price appreciation of 7.7%(2) year to date. In a difficult market, Boingo has outperformed the Nasdaq index and its peer group(3) for the last 12 month, 6 month, and 3 month periods.

Now is NOT the time to change course. Importantly, we believe that the continued execution of our strategic plan — as overseen by our Board and management team — will deliver even greater value for our stockholders going forward.

(1)  As of market open on May 5, 2016, the date Boingo reported 1Q16 earnings.

(2)  As of market close on May 6, 2016.

(3)  Boingo defines its peer group as ENT, GOGO, TWER, EGHT, RNG, AMT, CCI, and SBAC. Boingo also outperformed its ISS peer group for the same 12 month, 6 month and 3 month periods.

YOUR BOARD IS EXPERIENCED, INDEPENDENT, HIGHLY QUALIFIED AND ACTIVELY INVOLVED IN OVERSEEING THE EXECUTION OF BOINGO’S STRATEGY

Your Board is composed of six directors with significant industry and executive leadership experience, all of whom are actively involved in overseeing management’s execution of Boingo’s strategy and are committed to delivering sustainable value creation.

The composition of your Board is something we take very seriously, and we believe the experience and expertise of your directors have been, and will continue to be, drivers of the Company’s growth and success.

Accordingly, Charles Boesenberg and Terrell Jones, the two independent directors on your board whom the Ides Group is seeking to replace are critical to the future of our Company, especially at this important time in our transformation. These two directors have been vital to Boingo’s recent success. Each brings expertise in areas essential to our business, including technology, internet, e-commerce, telecommunications and M&A, in addition to extensive public company leadership and board experience.

•                  Charles Boesenberg, Lead Independent Director, Chairman of Audit Committee and Chairman of Compensation Committee

•                  Boingo director since March 2011.

•                  Financial expert.

•                  More than 30 years of senior management experience in leading and growing technology and telecommunications companies.

•                  Has guided six public technology companies from growth stage through exits in either his role as a member of the board of directors or chief executive officer.

•                  Has served on seven public company boards.

•                  Terrell Jones, Cyber Security Director, Audit Committee and Governance Committee

•                  Boingo director since June 2013.

•                  More than 20 years of experience in the internet and ecommerce industries.

•                  Has guided four public companies through exits in either his role as a member of the board of directors or chief executive officer.

•                  Extensive experience in the interplay between internet and travel.

•                  Has served on seven public company boards.

BOINGO’S ENGAGED, HIGHLY QUALIFIED BOARD REGULARLY REFRESHES ITSELF AND HAS COMMITTED TO FURTHER GOVERNANCE ENHANCEMENTS

Consistent with best practices, your Board regularly evaluates its director profile requirements. As Boingo has transformed over the past five years from a private venture-backed company to a public company, our business and governance needs have evolved.  We have accordingly refreshed our Board with directors who have significant relevant experience in our specialized industry and who understand the importance and responsibility of representing the interests of stockholders. Your Board has been constructed thoughtfully and carefully with the distinctive skills essential for Boingo’s success:

•                  Boingo has added four independent directors since the Company’s 2011 IPO;

•                  Boingo’s independent directors have an average tenure of just 3.5 years; and

•                  All Boingo directors possess significant industry and executive leadership experience.

As part of its ongoing enhancement efforts, the Board has been actively looking to add another independent director.

In addition to regularly refreshing its ranks, your Board has a strong track record of listening to stockholders. We have taken numerous actions in recent months as a direct result of stockholder engagement and feedback, including adopting both majority voting standards in uncontested elections and robust stock ownership guidelines.

Notably, Boingo has committed to seek stockholder approval at the 2017 Annual Meeting to begin the declassification of the Board.

The composition of your Board is something we take very seriously, and we believe the experience and expertise of your current directors have been, and will continue to be, drivers of the Company’s growth and success.

THE IDES GROUP’S NOMINEES BRING NOTHING ADDITIVE TO BOINGO’S BOARD AND

WILL DISRUPT THE SIGNIFICANT PROGRESS WE ARE MAKING

The Ides Group’s nominees — Karen Finerman and Bradley Stewart — have no relevant experience to Boingo’s industry and would not adequately represent the interests of stockholders as members of the Board.

•                  Ms. Finerman has spent nearly her entire career working at hedge funds and has little public company board experience. Further, Ms. Finerman has no experience in our industry at all.

•                  Mr. Stewart has limited leadership experience in an unrelated industry, having run a private aviation company since 2013, and his board experience is limited to the handful of private portfolio companies where his previous employer, a private equity firm, held investments.

Despite its colorful rhetoric about corporate governance, the Ides Group has inexplicably refused to participate in the Company’s standard nomination process. The Boingo Board has repeatedly asked the Ides Group to facilitate interviews with its nominees, but the Ides Group has steadfastly refused each and every request. Instead, the Ides Group initially demanded that the Board formally nominate its nominees without first meeting or interviewing them. Our Board determined that this course of action would be poor corporate governance and not in the best interests of the Company or its stockholders. In addition, despite Boingo’s extensive engagement with the Ides Group and its best efforts to achieve a mutually agreeable outcome that would avoid a proxy contest, the Ides Group consistently impeded the process with its unwillingness to participate and by putting forth an ever-expanding list of demands.

The Boingo Board strongly believes that the Ides Group’s poor track record of constructive engagement and lack of consistent demands makes it clear that the Ides Group and its nominees would cause harmful disruption to the Board, and put the long-term value of your investment at risk. Putting your investment in Boingo at risk is inconsequential to Ides Capital because Ides Capital itself is NOT a Boingo stockholder.

IDES CAPITAL’S OPPORTUNISTICALLY TIMED CAMPAIGN

PUTS YOUR INVESTMENT IN BOINGO AT RISK

The Boingo Board strongly believes that Ides Capital, which is a new hedge fund that holds no shares of Boingo and has no prior track record, has its own self-serving agenda and could disrupt the execution of your company’s transformation.

PROTECT THE VALUE OF YOUR INVESTMENT IN BOINGO:

VOTE THE WHITE PROXY CARD TODAY

Your experienced Board and skilled management team continue to deliver results, as demonstrated by our strong 2015 and first quarter 2016, and are successfully implementing the Company’s strategic business plan. You have the power to protect your investment by voting “FOR” Boingo’s director nominees — Charles Boesenberg and Terrell Jones — on the WHITE proxy card today.

In stark contrast, the Ides Group has shown up at an opportunistic time just as our transformation is bearing fruit. The Ides Group is staking very little in the Company, yet asking you to trust its two nominees to control 33% of the Board. Its ever-changing demands are wholly disproportionate to its minimal ownership stake in the Company. Do not allow a self-interested group of individuals to put your investment in Boingo at risk.

At the upcoming Annual Meeting, you will have the opportunity to help shape the future of Boingo and protect your investment — I hope that we can count on your vote.

We thank you for your continued support.

Sincerely,

// s //	// s //

David Hagan	Charles Boesenberg
Chairman & Chief Executive Officer	Lead Independent Director

Remember, you can vote your shares by telephone or via the Internet. Please follow the easy instructions on the enclosed WHITE proxy card.

If you have any questions or need assistance in voting

your shares, please contact our proxy solicitor:

105 Madison Avenue

New York, New York 10016

(212) 929-5500 (Call Collect)

or

Call Toll-Free (800) 322-2885

Email: proxy@mackenziepartners.com

Cautionary Statement Regarding Forward-Looking Statements

This press release contains “forward-looking statements” that involves risks, uncertainties and assumptions. Forward-looking statements can be identified by words such as “anticipates,” “intends,” “plans,” “seeks,” “believes,” “estimates,” “expects” and similar references to future periods. These forward-looking statements include, among other statements, any statements regarding Boingo’s strategic plans, value creation and operating results and the effectiveness of Boingo’s Board in overseeing the execution of Boingo’s strategic plans. Forward-looking statements are based on the Company’s current expectations and assumptions regarding its business, the economy and other future conditions. Since forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. The Company’s actual results may differ materially from those contemplated by the forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements include our ability to maintain our existing and establish new relationships with venue partners, particularly key airport venue partners and military bases, our ability to maintain revenue growth and achieve profitability, our ability to execute on our strategic and business plans, our ability to successfully compete with new technologies and adapt to changes in the wireless industry, as well as other risks and uncertainties described more fully in documents filed with or furnished to the Securities and Exchange Commission (SEC), including Boingo’s Form 10-K for the year ended December 31, 2015 filed with the SEC on March 11, 2016. Any forward-looking statement made by Boingo in this press release speaks only as of the date on which it is made. Factors or events that could cause the Company’s actual results to differ may emerge from time to time, and it is not possible for Boingo to predict all of them. Boingo undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.

In addition to U.S. GAAP financials, this press release includes certain non-GAAP financial measures.  These historical and forward-looking non-GAAP measures are in addition to, not a substitute for or superior to, measures of financial performance prepared in accordance with GAAP.  Further discussion regarding non-GAAP measures are disclosed elsewhere in the Company’s filings with the SEC.

About Boingo Wireless

Boingo Wireless, Inc. (NASDAQ: WIFI) helps the world stay connected. Our vast footprint of small cell networks covers more than a million DAS and Wi-Fi locations and reaches more than 1 billion consumers annually - in places as varied as airports, stadiums, universities, and military bases. For more information about the Boingo story, visit www.boingo.com.

Boingo, Boingo Wireless, the Boingo Wireless Logo and Don’t Just Go. Boingo. are registered trademarks of Boingo Wireless, Inc.

Important Additional Information and Where to Find It

In connection with its solicitation of proxies for the 2016 Annual Meeting of Stockholders, Boingo Wireless, Inc. has filed with the SEC and mailed to stockholders a definitive proxy statement dated April 28, 2016 together with a WHITE proxy card. Boingo, its directors and its executive officers are deemed to be participants in the solicitation of proxies from stockholders in connection with the 2016 Annual Meeting. Information regarding the interests of such participants is included in the definitive proxy statement and other relevant documents filed and to be filed by the Company with the SEC in connection with the proxy solicitation. To the extent holdings of Boingo’s securities change from the amounts shown in the definitive proxy statement, such changes will be reflected on Statements of Change in Ownership on Form 4 filed with the SEC.

INVESTORS AND STOCKHOLDERS ARE STRONGLY ENCOURAGED TO READ THE DEFINITIVE PROXY STATEMENT AND THE ACCOMPANYING WHITE PROXY CARD AND OTHER DOCUMENTS FILED BY BOINGO WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE AS THEY WILL CONTAIN IMPORTANT INFORMATION.

Stockholders may be able to obtain an additional copy of definitive proxy statement, any amendments or supplements thereto, the accompanying WHITE proxy card, and other documents filed by Boingo with the SEC for no charge at the SEC’s website at www.sec.gov. Copies will also be available at no charge at the Investor Relations section of the Company’s corporate website at www.boingo.com, by writing to the Company’s Corporate Secretary at Boingo Wireless, 10960 Wilshire Blvd., 23rd Floor, Los Angeles, California 90024, or by calling the Company’s Corporate Secretary at (310) 586-5180.

Contacts

BOINGO WIRELESS

PRESS:

Lauren de la Fuente,

Vice President, Marketing and Communications

ldelafuente@boingo.com

(310) 283-8488

or

INVESTORS:

Kimberly Orlando

Addo Communications

kimberlyo@addocommunications.com

(310) 829-5400

JOELE FRANK, WILKINSON BRIMMER KATCHER

Jed Repko / Arielle Rothstein

(415) 869-3950

or

Sharon Stern / Viveca Tress

(212) 355-4449

MACKENZIE PARTNERS, INC.

Paul Schulman

(212) 929-5500